Exhibit 10.20(ii)

AMENDING AGREEMENT

This Amending Agreement is made effective the 1st day of April, 2015 (the “Effective Date”).

BETWEEN:

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO

(the “University”)

- and -

PROTAGENIC THERAPEUTICS CANADA (2006), INC,

PROTAGENIC THERAPEUTICS INC.

(the “Sponsor”)

(Individually a “Party” and collectively the “Parties”)

WHEREAS the Parties entered into a Technology License Agreement effective July 21, 2005, as amended, (collectively, the “License Agreement”)

AND WHEREAS the Parties under said License Agreement entered into a Sponsored Research greement effective April 1st, 2014 (the “Research Agreement”) for the performance of a research project entitled “Teneurin C-terminal Associated Peptide (TCAP)-mediated stress attenuation in vertebrates: Establishing the role of organismal and intracellular energy and glucose regulation and metabolism” (the “Project”);

AND WHEREAS the parties now wish to amend the Research Agreement by reference herein;

NOW THEREFORE the Parties hereby agree as follows:

1.	Definitions. Except as otherwise defined herein, any capitalized terms used in this Amending Agreement shall have the meanings prescribed by the Research Agreement.

2.	Amendments.

a.	Section 5.1 is hereby deleted in its entirety and replaced with the following:

5.1 Term. This Agreement will enter into force as of the Effective Date and will terminate on 31 March 2016 (“Term”) unless sooner terminated in accordance with Article 5.2, or upon the written agreement of the Parties.

b.	Appendix “A” Description of the Project, is hereby amended to include “Appendix A-1” attached hereto.

c.	Appendix “B” Project Budget is hereby amended to include “Appendix B-1” attached herto.

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3.	Counterparts. This amending agreement may be executed by signatures delivered by facsimile transmission or delivered electronically in optically scanned form; and/or it may be simultaneously executed by the parties in multiple counterparts, each of which will be considered to be an original instrument, and all of which taken together, where each party has executed at least one counterpart, will constitute one and the same instrument.

4.	General. The provisions herein shall supersede and replace all conflicting provisions and subject matter otherwise contained in the Research Agreement, and in the event of any contradiction or conflict between the Research Agreement and this Amending Agreement, this Amending Agreement shall prevail and govern the contractual relations and all other obligations and rights between the Parties hereto. All other terms of the Research Agreement shall remain unchanged and in full force and effect. This Amending Agreement shall be governed by, and interpreted and enforced in accordance with the laws in force in the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF by signature of their respective authorized officers, the parties agree to be bound by the terms of this Amending Agreement.

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO		PROTAGENIC THERAPEUTICS CANADA (2006), INC. PROTAGENIC THERAPEUTICS, INC.

	/s/ P. Lino DeFacendis		/s/ Robert Ziroyan
NAME:	P. Lino DeFacendis	NAME:	Robert Ziroyan
TITLE:	Director, Partnerships	TITLE:	President and Chief Operating Officer
DATE:	Sept. 28, 2015	DATE:	September 23, 2015

Acknowledgement:

I, the Principal Investigator, having read this Agreement, hereby agree to act in accordance with all the terms and conditions herein and applicable University policies, and further agree to ensure that all University participants are informed of their obligations under such terms and conditions.

/s/ David Lovejoy
NAME:	David Lovejoy
DATE:	September 29, 2015

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Appendix “A-1”

Description of the Project

April 2015 – March 2016

Prepared by David A. Lovejoy, August 2015

Project 2015-1: Effect of TCAP on Glucose Regulation and Type II Diabetes

2015-1-A: TCAP actions of Glucose in the brain

This project was designed to establish proof of principal that TCAP could regulate glucose action in the brain. This was a 5-year project to establish both in vitro and in vivo mechanisms of how TCAP acts to increase glucose transmission in the brain and how it affects organismal glucose, insulin and glucagon levels.

2015-1-A1: Brain Glucose Completion: Following from studies with Molecular Imagining, Inc in 2014, this project was aimed at finalizing completing the blood biochemistry and hematology studies. [complete]

2015-1-A2: Brain Glucose, Mechanism: Further studies were aimed at establishing the signal transduction mechanism of TCAP in the cell line models used for the glucose study. Further studies were aimed at establishing that TCAP-1 had a distinct action on intracellular calcium flux.[complete]

2015-1-B: TCAP actions of glucose in the muscle

Following from the original observation that TCAP-1 could affect glucose regulation in muscle, further studies were performed to establish an in vivo action in muscle.

2015-1-B1: In vivo proof of concept: SC administered rats showed significantly improved muscle tension and recovery from exertion. [complete]

2015-1-B2: Immunohistochemistry: Tissues collected from the animals in the above study will be assessed for water and glycogen accumulation, and fiber type. This study has already established that water is significantly increased in affected muscle. Previous studies have established that TCAP acts in part through dystroglycan actions which have been implicated with aquaporin regulation. Aquaporin-4 is the dominant water transporter in muscle and studies are currently underway to establish how this protein is regulated. [partially complete. Expected completion Oct, 2015]

2015-1-B3: Pathology. Muscle tissue will be assessed for damage. Sectioning has been completed. Final pathology assessment expected to be completed Sept-Oct 2015) [in progress]

2015-1-B4: Ion Regulation. In vivo studies indicated that the increased recovery from muscle fatigue is likely due to increased calcium and possibly sodium and or potassium flux. This will be assessed using differentiated C2C12 cells. The model and methods have been developed. Studies are currently underway to assess these ion fluxes [expected completion Oct-Nov, 2015]

2015-1-B5: Wound Healing. Based on the findings of the pathological studies, to be performed, as well as novel studies indicating increased growth of the C2C12 myocyte model, and previous studies indicating a role of TCAP in cell protection, studies are planned to assess proof of principal for wound healing. This is expected to begin Jan 2016. Should this prove successful, this will generate new IP and a new research project. [completion expected May 2016]

2015-1-B6: Long term studies: To date, the actions of TCAP with respect to glucose regulation in brain and muscle have been performed with acute administration. This study will include both the actions of TCAP with respect to type II diabetes and muscle action in a single study. [to begin Autumn 2015, results expected Jan-Feb 2016]

Project 2015-2 Structure Function Studies

This project is designed to assess the binding affinity, signal transduction mechanisms of the key TCAP peptides and their truncated analogues with the goal to produce novel variants and to protect the key amino acid motifs for patent applications.

2015-2-A Bioactivity

This component focuses on the signal transduction mechanisms of the endogenous TCAP peptides

2015-2-A1: Calcium Flux. Calcium flux will be measured electrophysiologically using various pharmacological agonists and antagonists of endoplasmic reticulum, mitochondrial and plasma membrane channels. To date, studies for mouse TCAP-1 have been completed. Mouse TCAP-3, and human TCAP-1 are expected in the next month. [completion Jan-Mar 2016]

2015-2-A2: Potassium. Plasma membrane potassium channels will be measured using patch-clamping electrophysiology methods. Studies have begun. [Completion Jan-Mar 2016]

2015-2-A3: IP3, DAG. This signal transduction system is associated with the receptors (latrophilins). Mouse TCAP-1 has been assessed in five different cell lines. Further studies, currently in progress will assess the actions of the other key endogenous peptides [Completion expected Nov-Dec 2015]

2015-2-A4: MEK, ERK: This signal transduction system is associated with the dystroglycans which associate with the latrophilins. Mouse TCAP-1 has been assessed in three different cell lines. Further studies, currently in progress will assess the actions of the other key endogenous peptides [Completion expected Nov-Dec 2015]

2015-2-A5: cAMP, PKA. Previous studies established that mouse TCAP-1 and 3 activate this signal transduction system, and reports in the literature indicate the receptor can be associated with this system. Additional homologues will be investigated. [Completion Early 2016]

2015-2-A6: Glucose ATP. Previous studies have established that mouse TCAP-1 increases glucose transport in the cells resulting in increased mitochondrial ATP activity. Further studies on the actions of mitochondria will establish the role of TCAPs on mitochondrial activity. Methods are currently be evaluated [completion early 2016]

2015-2-B Receptor Binding

Both the full-length and functional domains of the receptor will be over-expressed in cell lines and the binding ability of TCAP variants will be assessed.

2015-2-B1 Full length latrophilin: Currently several methods have been employed to express the full length receptor. Data indicates increased co-localization of tagged TCAP with the receptor. The sensitivity of this method will be improved. [completion: Dec 2015]

2015-2-B2: Hormone binding domain: The latrophilins possess a conserved hormone binding domain. This region has been transgenetically over expressed in cell lines and shown to bind with the putative mature endogenous mouse TCAP-1 (1-41) but not the prohormone confirming that the synthetic form of TCAP-1 binds to the latrophilin receptor. [Completed]

2015-2-C: Analogue Development

To date, several truncated variants of TCAP-1 have been developed. This study is designed to assess the efficacy of each analogue and design novel sequences with the goal of developing a shorter and more efficacious synthetic form

2015-2-C1: Human TCAP-1. Synthesis is completed. Evalution of the sequence currently in progress.

2015-2-C2: Mouse TCAP-3. Synthesis is completed. Bioactivity testing to being Oct 2015

2015-2-C3: Human TCAP-3. Sequence defined. Synthesis is expected to being early 2016.

2015-2-C4: Truncated analogues. First set of truncated variants synthesized. Partial activity assessed for the mouse TCAP-1 (9-37) variant.

Project 2015-3: TCAP and infertility

Previous studies have established that TCAP-1 has a regulatory action of sex steroids and gonadal morphology in mice. However, the studies were equivocal in that it was not clear whether TCAP-1 had a direct action on the gonads (i.e. gonadotropin-independent) or were acting at the level of GnRH production, release and synthesis at the hypothalamic level. Moreover, in both male and female tissues TCAP-1 and teneurin immunoreactivity was highly expressed indicating a number of physiological roles.

2015-3-A: Male Reproduction

These studies are designed to establish the mechanism by which TCAP-1 regulates reproductive function.

2015-3-A1: In vivo, LH, T: This study was a follow up to a previous study showing that TCAP-1 could regulate testosterone production in mice. In this study the regimen was changed to reflect current efficacy studies of TCAP and blood was sampled to determine if testosterone and LH was regulated in a pulsatile manner. Testosterone studies have been completed. LH studies are currently in progress. [Completion Dec 2015]

2015-3-A2: In vitro LH, T: An in vitro model has been developed to examine the molecular and cellular actions of TCAP in leydig and sertoli cells. Currently, the signal transduction and cellular expression of key molecular components have been completed. LH measurements will begin within the next two months.

2015-3-A3: Sperm motility, ex vivo: Based on previous studies, TCAP-1 is not expected to have an appreciable effect on sperm motility in normal animals. Models are currently being assessed for an appropriate in vivo model. Studies are expected to being in 2016.

2015-3-A4: Sperm motility, in vivo: Based on previous studies, TCAP-1 is not expected to have an appreciable effect on sperm motility in normal animals. Models are currently being assessed for an appropriate in vivo model. Studies are expected to being in 2016.

2015-3-B: Female Reproduction

These studies are designed to complete previous studies on the expression of TCAP-1, teneurin, dystroglycan and latrophilin expression in the female reproductive tract.

2015-3-B1: Immunohistochemistry: Normal female mice will be assessed for dystroglycans and latrophilins in reproductive tissues.

Project 2015-4 Neuroprotection

Based on previous studies, TCAP-1 plays a significant role in the protection of neuronal cells. These studies will be aimed at delineating the mechanism by which this occurs.

2015-4-A TCAP variants

Various TCAP peptides will be used to assess different models of cell protection in neuronal cell lines.

2015-4-A1 In vitro assessment: TCAP will be used to examine ROS and glutamate actions in hypothalamic, hippocampal and midbrain cell models.

Project 2015-5 Behaviour

Numerous previous studies have indicated a number of actions of TCAP-1 on behaviour in rodents. Our recent understanding of the mechanisms of TCAP-1 have allowed us to re-evaluate previous unpublished behavioural studies to develop a new understanding of TCAP with respect to behaviour. Based on these studies, further studies are planned to provide a greater understanding of how TCAP affects behaviour and what could be expected in the clinic.

2015-5-A Learning

To date, no studies have been performed on learning behaviour, per se. Some studies indicate that TCAP could be affecting motivational behaviours, which could manifest as a change in learning behaviour. Further tests using standardized models are planned.

2015-5-A1: Morris water maze: Locational learning has been suggested by previous in vivo studies indicating that key regions of the hippocampus associated with direction are modified by TCAP. This study will provide further evidence of these observations.

2015-5-A2: T-maze: This will be a modification of the previous H-maze test completed earlier to determine if the effects will be similar.

2015-5-A3: Passive avoidance: This will build on previous studies indicating that TCAP may influence the avoidance of noxious events.

2015-5-B Depression

Previous studies, particularly the sucrose administration and forced swim test indicates that TCAP-1 decreases depressive like behaviours. A further test is suggested to provide confirmation.

2015-5-B1 Tail suspension. This is one of the ‘gold standard’ tests for depression, and has not been previously performed.

Personnel

Dr. David Hogg: Post Doctoral Fellow: Dr. Hogg is a neurophysiologist with exception creative problem solving skills. He developed the electrophysiological methodology for analyzing TCAP variants in vitro and ex vivo. Moreover, he has a strong understanding of neuroprotection and has the skill set to analyze novel analogues using a variety of methods. Although his contract ends in February, I am suggesting that he continues after that.

Andrea D`Aquila: PhD Candidate: Although this student is exceptional and provided much input into novel intellectual property, she has received a scholarship and therefore no funding is requested for her.

Tea Pavlovic: PhD Candidate: Tea has taken over Dr. Dhan Chand`s work in the laboratory. Her work is funding entirely by academic grants until the end of the year. I have requested additional funding for her to complete the work started by Dr. Chand in the new year.

Choden Tenjin: PhD Candidate. Choden has reanalyzed all previous CRO associated behavioural studies and has led to a new synthesis of our understanding of TCAP associated behaviour. She has been tasked with overseeing all behavioural studies. Because of her multinational background and ability to speak 7 languages, I have tasked her with overseeing the next set of behavioural studies to support preclinical studies.

All other students are currently covered by academic grants.

APPENDIX “B-1”

Project Budget

Item	Total, CA$
Total Direct Costs	$206,437
Indirect Costs at 15%	$30,966

Total	$237,403

Payment schedule:

University of Toronto will submit invoices to Sponsor according to the following schedule:

Date:	Payment:	CA$
24-Sep 2015	1st installment	$30,000
31-Oct 2015	2nd installment	$21,000
30-Nov 2015	3rd installment	$100,000
30-Jan 2016	4th installment	$86,403

	Total	$237,403

Payment method:

Sponsor will pay via electronic wire transfer or cheque.